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GLACIER BANCORP, INC. ANNOUNCES CLOSING OF TRUST PREFERRED OFFERING

KALISPELL, Mont., Jan. 30 -- Glacier Bancorp, Inc., announced that it has completed a public offering of $35,000,000 of trust preferred securities with a rate of 9.40 percent. The offering was managed by D.A. Davidson & Co.

Michael J. Blodnick, President and Chief Executive Officer of Glacier Bancorp, Inc., stated, "We are pleased with the results of the offering. The proceeds will enhance our capital position and will be used to finance, in part, our pending merger with WesterFed Financial and our acquisition of the Wells Fargo branches and for other general corporate purposes." The merger with WesterFed is scheduled to close on February 28, 2001 and the acquisition of the Wells Fargo branches is expected to be completed by March 15, 2001.

Headquartered in Kalispell, Montana, Glacier Bancorp, Inc. conducts business through Glacier Bank of Kalispell, First Security Bank of Missoula, Glacier Bank of Whitefish, Glacier Bank of Eureka, Valley Bank of Helena, Big Sky Western Bank, all located in Montana, and Mountain West Bank located in Idaho.

The discussion above may include certain "forward looking statements" concerning the future operations of the Company. The Company desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform act of 1995 as they apply to forward looking statements. This statement is for the express purpose of availing the Company of the protections of such safe harbor with respect to all "forward looking statements". Management's ability to predict results of the effect of future plans is inherently uncertain, and is subject to factors that may cause actual results to differ materially from those projected.